Exhibit 4.3

SB FINANCIAL GROUP, INC.

6.50% NONCUMULATIVE CONVERTIBLE

PERPETUAL PREFERRED SHARES, SERIES A

DEPOSIT AGREEMENT

AMONG

SB FINANCIAL GROUP, INC.,

COMPUTERSHARE INC. AND

COMPUTERSHARE TRUST COMPANY, N.A.,

AS DEPOSITARY,

AND

THE HOLDERS FROM TIME TO TIME OF

THE DEPOSITARY RECEIPTS DESCRIBED HEREIN

DATED NOVEMBER 6, 2014

-i-

Exhibit A	Form of Receipt
Exhibit B	Form of Notice of Conversion

-ii-

DEPOSIT AGREEMENT

THIS DEPOSIT AGREEMENT is made and entered into as of November 6, 2014, by and among SB Financial Group, Inc., an Ohio corporation (the “Company”), Computershare Inc., a Delaware corporation (“Computershare”) and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally-chartered trust company (the “Trust Company,” and together with Computershare, collectively, the “Depositary”), and the holders from time to time of the Receipts described herein.

WITNESSETH:

WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of Preferred Shares (as hereinafter defined) of the Company with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Receipts (as hereinafter defined) evidencing Depositary Shares (as hereinafter defined) representing a fractional interest in the Preferred Shares so deposited; and

WHEREAS, the Receipts are to be substantially in the form of Exhibit A annexed hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

The following definitions shall apply to the respective terms (in the singular and plural forms of such terms) used in this Deposit Agreement and the Receipts:

“Articles of Incorporation” shall mean the articles of incorporation of the Company, as amended and supplemented from time to time.

“Business Day” shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Certificate of Designations” shall mean the Certificate of Amendment by Directors or Incorporators to Articles filed with the Ohio Secretary of State on November 6, 2014, evidencing the adoption of an amendment by the Board of Directors of the Company to Article FOURTH of the Articles of Incorporation to classify 15,000 of the Company’s preferred shares as Series A Preferred Shares and to establish the express terms of the Series A Preferred Shares, as the same may be amended from time to time in accordance with the terms thereof.

“Common Shares” shall mean the common shares, each without par value, of the Company.

“Company” shall mean SB Financial Group, Inc., an Ohio corporation, and its successors.

“Computershare” shall have the meaning set forth in the preamble, above.

“Corporate Office” shall mean the corporate office of the Depositary at which at any particular time its business in respect of matters governed by this Deposit Agreement shall be administered, which as of the date of this Deposit Agreement is located at 10 Commerce Drive, Cranford, New Jersey 07016.

“Deposit Agreement” or “Agreement” shall mean this agreement, as the same may be amended, modified or supplemented from time to time.

“Depositary” shall have the meaning set forth in the preamble, above and shall also refer to any successor as depositary hereunder.

“Depositary’s Agent” shall mean one or more agents appointed by the Depositary as provided, and for the purposes specified, in Section 7.05.

“Depositary Share” shall mean a 1/100th fractional interest in a Preferred Share deposited with the Depositary hereunder and the same proportionate interest in any and all other property received by the Depositary in respect of such Preferred Share held under this Deposit Agreement, all as evidenced by the Receipts issued hereunder.

“DTC” shall mean the Depository Trust Company.

“DTC Receipt” has the meaning set forth in Section 2.03.

“Optional Conversion Date” has the meaning set forth in Section 2.06.

“Preferred Shares” shall mean the 6.50% Noncumulative Convertible Perpetual Preferred Shares, Series A, each without par value, of the Company heretofore validly issued, fully paid and non-assessable.

“Receipt” shall, as the context requires, mean (i) a receipt issued hereunder to evidence one or more Depositary Shares, whether in definitive, temporary or book-entry form, or (ii) a DTC Receipt, in each case substantially in the form set forth as Exhibit A hereto as applicable.

“Record Date” shall mean the date fixed pursuant to Section 4.04.

“Record holder” or “holder” as applied to a Receipt shall mean the person in whose name a Receipt is registered on the books maintained by the Depositary for such purpose.

“Registrar” shall mean the Trust Company or such other successor bank or trust company that shall be appointed by the Company to register ownership and transfers of Receipts as herein provided, and, if a successor Registrar shall be so appointed, references herein to “the books” of or maintained by the Depositary shall be deemed, as applicable, to refer as well to the register maintained by such successor Registrar for such purpose.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Signature Guarantee” shall have the meaning ascribed to such term in Section 2.08.

“Trading Date” shall mean any day on which the NASDAQ Capital Market (or such other successor national securities exchange or automated quotation system on which the Common Shares are then listed or authorized for quotation) is open for the transaction of business.

“Transfer Agent” shall mean the Trust Company, or any bank or trust company appointed to transfer the Receipts or the deposited Preferred Shares, as the case may be, as herein provided.

“Trust Company” shall have the meaning set forth in the preamble, above.

ARTICLE II

APPOINTMENT OF DEPOSITARY; FORM OF RECEIPTS,

DEPOSIT OF PREFERRED SHARES, EXECUTION AND DELIVERY, TRANSFER,

SURRENDER AND CONVERSION OF RECEIPTS

Section 2.01. Appointment of Depositary. The Company hereby appoints Depositary as depositary for the Preferred Shares, and Depositary hereby accepts such appointment as depositary for the Preferred Shares, on the terms and conditions set forth in this Agreement.

Section 2.02. Rights, Privileges and Preferences. Subject to the terms of this Deposit Agreement, each Record holder of a Receipt is entitled, proportionately, to all of the rights, preferences and privileges of the Preferred Shares represented by the Depositary Shares evidenced by such Receipt (including the dividend and distribution, voting, conversion and liquidation rights contained in the Certificate of Designations) and the same proportionate interest in any and all other property received by the Depositary in respect of such Preferred Shares and held under this Deposit Agreement.

Section 2.03. Form and Transfer of Receipts. Initially the Company will issue the Depositary Shares in book-entry only form through the direct registration system of the Transfer Agent and the Depositary shall deliver written confirmation to purchasers of Depositary Shares. Subsequently, Depositary Shares may (1) be issued in the form of definitive Receipts, (2) be issued in the form of one or more DTC Receipts (as hereinafter defined) or (3) continue to be held in book-entry form. The definitive Receipts shall be substantially in the form set forth in Exhibit A annexed to this Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided and shall be engraved or otherwise prepared so as to comply with the applicable rules of The NASDAQ Capital Market. Pending the preparation of definitive Receipts, the Depositary, upon the written order of the Company, delivered in compliance with Section 2.04, shall execute and deliver temporary Receipts which may be printed, lithographed, typewritten, mimeographed or otherwise substantially of the tenor of the definitive Receipts in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the persons executing such Receipts may determine, as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Company and the Depositary will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at the Corporate Office. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary shall execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Company’s expense and without any charge to the holder therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement, and with respect to the Preferred Shares deposited, as definitive Receipts.

Receipts shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Trust Company. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed manually or by facsimile signature by a duly authorized officer of the Depositary or, if a Registrar for the Receipts (other than the Depositary) shall have been appointed, by manual or facsimile signature of a duly authorized officer of the Depositary and countersigned by manual or facsimile signature by a duly authorized officer of such Registrar. The Depositary shall record on its books each Receipt so signed and delivered as hereinafter provided.

Receipts shall be in denominations of any number of whole Depositary Shares. All Receipts shall be dated the date of their issuance. The Company shall deliver to the Depositary from time to time such quantities of Receipts as the Depositary may request to enable the Depositary to perform its obligations under this Agreement.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement all as may be required by the Depositary and approved by the Company or required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange upon which the Preferred Shares, the Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject.

Title to Depositary Shares evidenced by a Receipt which is properly endorsed or accompanied by a properly executed instrument of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until transfer of any particular Receipt shall be registered on the books of the Depositary as provided in Section 2.08, the Depositary may, notwithstanding any notice to the contrary, treat the Record holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to dividends or other distributions, the exercise of any conversion, liquidation or voting rights or to any notice provided for in this Deposit Agreement and for all other purposes.

Notwithstanding the foregoing, the Depositary and the Company will make application to DTC for acceptance of all of the Receipts for its book-entry settlement system. The Company hereby appoints the Depositary acting through any authorized officer thereof as its attorney-in-fact, with full power to delegate, for purposes of executing any agreements, certifications or other instruments or documents necessary or desirable in order to effect the acceptance of such Receipts for DTC eligibility. So long as the Receipts are eligible for book-entry settlement with DTC, unless otherwise required by law, all Depositary Shares with book-entry settlement through DTC shall be represented by a single receipt (the “DTC Receipt”), substantially in the form set forth in the attached Exhibit A, which shall be deposited with DTC (or its custodian) evidencing all such Depositary Shares and registered in the name of the nominee of DTC (initially expected to be Cede & Co.). The Depositary or the Transfer Agent or such other entity as is agreed to by DTC may hold the DTC Receipt as custodian for DTC. Ownership of beneficial interests in the DTC Receipt shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) DTC or its nominee for such DTC Receipt, or (ii) institutions that have accounts with DTC.

If issued, the DTC Receipt shall be exchangeable for definitive Receipts only if (i) DTC notifies the Company at any time that it is unwilling or unable to continue to make its book-entry settlement system available for the Receipts and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing, (ii) DTC notifies the Company at any time that it has ceased to be a clearing agency registered under applicable law and a successor to DTC is not appointed by the Company within 90 days of the date the Company is so informed in writing or (iii) the Company executes and delivers to DTC a notice to the effect that such DTC Receipt shall be so exchangeable. If the beneficial owners of interests in Depositary Shares are entitled to exchange such interests for definitive Receipts as the result of an event described in clause (i), (ii) or (iii) of the preceding sentence, then without unnecessary delay but in any event not later than the earliest date on which such beneficial interests may be so exchanged, the Depositary is hereby directed to and shall provide written instructions to DTC to deliver to the Depositary for cancellation the DTC Receipt, and the Company shall instruct the Depositary in writing to execute and deliver to the beneficial owners of the Depositary Shares previously evidenced by the DTC Receipt definitive Receipts in physical or book-entry form evidencing such Depositary Shares. The DTC Receipt shall be in such form and shall bear such legend or legends as may be appropriate or required by DTC in order for it to accept the Depositary Shares for its book-entry settlement system. Notwithstanding any other provision herein to the contrary, if the Receipts are at any time eligible for book-entry settlement through DTC, delivery of Preferred Shares and other property in connection with the withdrawal of Depositary Shares will be made through DTC and in accordance with its procedures, unless the holder of the relevant Receipt otherwise requests and such request is reasonably acceptable to the Depositary and the Company.

Section 2.04. Deposit of Preferred Shares; Execution and Delivery of Receipts. Subject to the terms and conditions of this Agreement and prior to the issuance of any Depositary Shares, the Company shall deliver to and deposit with the Depositary a certificate or certificates, registered in the name of the Trust Company and evidencing the Preferred Shares underlying the Depositary Shares to be issued hereunder, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with (a) all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement; (b) an opinion of counsel to the Company addressed to the Depositary containing opinions, or a letter of counsel to the Company authorizing reliance on such counsel’s opinions delivered to the underwriters named therein, relating to (i) the existence and good standing of the Company, (ii) the due authorization of the Depositary Shares, the Preferred Shares and the Common Shares issuable upon conversion of the Preferred Shares (collectively, the “Securities”) and the status of the Securities, upon issuance, as validly issued, fully paid and non-assessable, and (iii) the effectiveness of the Company’s registration statement under the Securities Act relating to Securities; and (c) a written order of the Company directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts for the Depositary Shares representing such deposited Preferred Shares. The Depositary acknowledges receipt of the deposited Preferred Shares and related documentation and agrees to hold such deposited Preferred Shares in an account to be established by the Depositary at the Corporate Office or at such other office as the Depositary shall determine. The Depositary shall not lend or pledge any Preferred Shares deposited hereunder.

The Company hereby appoints the Trust Company as the Registrar and Transfer Agent for the Preferred Shares deposited hereunder and the Trust Company hereby accepts such appointment and, as such, will reflect changes in the number of deposited Preferred Shares (including any fractional shares) held by it by notation, book-entry or other appropriate method.

Upon receipt by the Depositary of a certificate or certificates for Preferred Shares deposited hereunder, together with the other documents specified above, and upon registering such Preferred Shares in the name of the Trust Company, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to, or upon the order of, the person or persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section 2.04, a Receipt or Receipts for the number of whole Depositary Shares representing the Preferred Shares so deposited and registered in such name or names as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Corporate Office, except that, at the request, risk and expense of any person requesting such delivery, such delivery may be made at such other place as may be designated by such person.

Section 2.05. [Reserved].

Section 2.06. Conversion Rights of a Holder. Each Record holder shall have the right, at the holder’s option, exercisable at any time and from time to time, to convert, subject to this Section 2.06, any or all of such holder’s Depositary Shares into such whole number of Common Shares as is equal the applicable number of Common Shares that the Preferred Shares represented by the Depositary Shares could be converted upon the exercise of the conversion rights with respect to the Preferred Shares as provided in the Certificate of Designations, plus cash in lieu of any fractional Common Share, all as provided in the Certificate of Designations and subject to the limitations set forth therein.

The conversion right of a Record holder shall be exercised by the holder’s delivery to the Depositary at any time during normal business hours at the Corporate Office of a written notice substantially in the form set forth in Exhibit B attached hereto that the Record holder elects to convert the number of its Depositary Shares specified in such notice. The holder shall surrender the Receipts, if any, representing the Depositary Shares to be converted to the Depositary (properly endorsed or assigned for transfer, if the Depositary shall so require) at the time the holder delivers such notice.

The Depositary shall provide notice to the Company or its duly appointed transfer agent for the Common Shares of the exercise of a conversion right within five (5) Business Days of the receipt of a request from a Record holder, along with certificates representing the number of Preferred Shares representing the Depositary Shares being so converted. The Company shall thereafter deliver or cause its duly appointed transfer agent to deliver the Common Shares (titled in the name of the holder) and cash in lieu of any fractional share to the Depositary who shall then deliver them to the Record holder who has elected to convert such holder’s Depositary Shares.

Immediately prior to the close of business on the date of receipt by the Company or its duly appointed transfer agent of the notice from the Depositary (the “Optional Conversion Date”), each converting Record holder shall be deemed to be the holder of record of Common Shares issuable upon conversion of such holder’s Depositary Shares notwithstanding that the share register of the Company shall then be closed or that, if applicable, physical certificates representing such Common Shares shall not then be actually delivered to such holder.

On the Optional Conversion Date, all rights of any Record holder with respect to the Depositary Shares so converted and all rights of the Depositary with respect to the Preferred Shares so converted, including the rights, if any, to receive distributions of the Company’s assets (including, but not limited to, the liquidation preference) or notices from the Company will terminate, except only for the rights of such Record holder to (a) receive physical certificates (if applicable) representing the number of validly issued, fully paid and non-assessable whole Common Shares into which Depositary Shares have been converted and cash in lieu of any fractional Common Share, all as provided in the Certificate of Designations, and (b) exercise the rights to which such holder is entitled as a holder of Common Shares into which such Depositary Shares have been converted.

If the Optional Conversion Date occurs on or before the close of business on a Record Date, the Record holder shall not be entitled to receive any portion of the dividend declared and payable with respect to such converted Depositary Shares and paid or payable on the corresponding dividend payment date.

If the Optional Conversion Date occurs after a Record Date but prior to the corresponding dividend payment date, the Record holder shall be entitled to receive any portion of the dividend declared and payable with respect to such converted Depositary Shares and paid or payable on the corresponding dividend payment date. At the time that such Record holder surrenders the Depositary Shares for conversion, however, it must pay to the Company an amount equal to the dividend that has been declared and that has been paid, or will be paid, on the related dividend payment date.

A Record holder on a Record Date who exercises such holder’s conversion right and converts such Depositary Shares into Common Shares on or after the corresponding dividend payment date shall be entitled to receive the dividend declared on such Depositary Shares and paid or payable on such dividend payment date.

In the event of any Reorganization Event (as defined in the Certificate of Designations), each Depositary Share thereafter remaining outstanding, if any, shall thereafter become convertible at any time, at the option of the Record holder thereof or by the Company pursuant to and in accordance with the Certificate of Designations, only into the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such Reorganization Event, after giving effect to any adjustment event in accordance with the Certificate of Designations. The foregoing sentence shall not affect the right of a Record holder to convert the holder’s Depositary Shares into Common Shares prior to the effective date of a Reorganization Event. In the event of any Reorganization Event, the Company shall mail to the Depositary a notice of the date on which such Reorganization Event is expected to become effective and the kind and amount of securities (of the Company or another issuer), cash and/or other property receivable upon such Reorganization Event. Such notice shall be provided to the Record holders by the Depositary within five (5) Business Days of receipt.

Section 2.07. Company Conversion Option. Whenever the Company shall elect to convert all of the deposited Preferred Shares in accordance with the provisions of the Certificate of Designations, it shall notify the Depositary prior to the opening of business on the fifth Trading Date following the date on which the conditions set forth to the exercise of the Company’s election to convert shall have been satisfied. The conversion date shall be on the date that the Company issues a press release announcing its intention to exercise its conversion option in accordance with the Certificate of Designations and the date of the issuance of such press release shall be the Record Date for such conversion. In addition to any information required by applicable law or regulation, the Company’s notice of the Company’s election to convert shall state, as appropriate: (a) the conversion date; (b) the number of Common Shares to be issued upon conversion of each Preferred Share and each Depositary Share; and (c) that dividends on the Preferred Shares and the Depositary Shares to be converted shall cease to accrue for that dividend period on the conversion date.

Within five (5) Business Days of the receipt of such notice, the Depositary shall (i) forward such notice to the Record holders, and (ii) surrender to the Company all of the Preferred Shares held by the Depositary, and the Company shall thereafter issue and shall deliver or cause to be issued and delivered to the Depositary, or to such other person on such Depositary’s written order, (x) physical certificates (if applicable) representing the number of validly issued, fully paid and non-assessable whole Common Shares to which the Depositary, or the Depositary’s transferee, shall be entitled and (y) cash in lieu of any fractional Common Share, all as provided in the Certificate of Designations.

Upon receipt of the notice from the Depositary, each Record holder shall surrender all of the holder’s Receipts, if any, and upon the receipt thereof the Depositary shall deliver to the Record holder physical certificates (if applicable) representing the number of Common Shares the holder is entitled to receive and cash in lieu of any fractional Common Share.

The Depositary shall, to the extent permitted by law, return or repay to the Company any Common Shares or funds deposited by or for the account of the Company for the purpose of converting any Depositary Shares that remain unclaimed at the end of two (2) years from the conversion date, without further action necessary on the part of the Company.

The conversion shall be deemed to have been made at the close of business on the conversion date so that the rights of the Depositary with respect to the Preferred Shares (and the right of the Record holder with respect to the Depositary Shares) shall cease except for the right to receive the number of fully paid and non-assessable Common Shares, and cash in lieu of fractional shares, and the person entitled to receive the Common Shares shall be treated for all purposes as having become the Record holder of those Common Shares at that time.

If the Company exercises the Company’s conversion option and the conversion date is a date that is prior to the close of business on any Record Date for any dividend, neither the Depositary nor the Record holder shall be entitled to receive any portion of the dividend payable for such dividend period on such converted shares on the corresponding dividend payment date.

If the Company exercises the Company’s conversion option and the conversion date is a date that is on or after the close of business on any Record Date for any dividend and prior to the close of business on the corresponding dividend payment date, all dividends for that dividend period with respect to the Preferred Shares (and, therefore, the Depositary Shares) called for conversion on such date, shall be payable on such dividend payment date to the Record holder of such Preferred Shares (and, therefore, the Record holder) on such Record Date.

Section 2.08. Registration of Transfers of Receipts. The Company hereby appoints Computershare as the Registrar and Transfer Agent for the Receipts and the Depositary hereby accepts such appointment and, as such, shall register on its books from time to time transfers of Receipts upon any surrender thereof by the holder in person or by a duly authorized attorney, agent or representative, properly endorsed or accompanied by a properly executed instrument of transfer or endorsement and including a guarantee of the signature thereon by a participant in a signature guarantee medallion program approved by the Securities Transfer Association (a “Signature Guarantee”), together with evidence of the payment of any transfer taxes as may be required by applicable law. Upon such surrender, the Depositary shall execute a new Receipt or Receipts evidencing the same aggregate number of Depositary Shares as those evidenced by the Receipt or Receipts surrendered and deliver such new Receipt or Receipts to or upon the order of the person entitled thereto.

Section 2.09. Combinations and Split-ups of Receipts. Upon surrender of a Receipt or Receipts at the Corporate Office or such other office as the Depositary may designate for the purpose of effecting a split-up or combination of Receipts, and subject to the terms and conditions of applicable law and this Deposit Agreement, the Depositary shall execute a new Receipt or Receipts in the authorized denomination or denominations requested, evidencing the aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered, and shall deliver such new Receipt or Receipts to or upon the order of the holder of the Receipt or Receipts so surrendered; provided, however, that the Depositary shall not issue any Receipt evidencing a fractional Depositary Share.

Section 2.10. Surrender of Receipts and Withdrawal of Preferred Shares. Any holder of a Receipt or Receipts may withdraw any or all of the deposited Preferred Shares represented by the Depositary Shares evidenced by such Receipt or Receipts and all money and other property, if any, represented by such Depositary Shares by surrendering such Receipt or Receipts at the Corporate Office or at such other office as the Depositary may designate for such withdrawals; provided, however, that a holder of a Receipt or Receipts may only receive whole Preferred Shares. After such surrender, without unreasonable delay, the Depositary shall deliver to such holder, or to the person or persons designated by such holder as hereinafter provided, the number of such whole Preferred Shares and all such money and other property, if any, represented by the Depositary Shares evidenced by the Receipt or Receipts so surrendered for withdrawal, but holders of such whole Preferred Shares will not thereafter be entitled to deposit such Preferred Shares hereunder or to receive a Receipt evidencing Depositary Shares therefor. If the Receipt or Receipts delivered by the holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the whole number of deposited Preferred Shares to be withdrawn, the Depositary shall at the same time, in addition to such number of whole Preferred Shares and such money and other property, if any, to be withdrawn, deliver to such holder, or (subject to Sections 2.04 and 2.06) upon such holder’s order, a new Receipt or Receipts evidencing such excess number of Depositary Shares.

In no event will fractional Preferred Shares (or any cash payment in lieu thereof) be delivered by the Depositary. Delivery of the Preferred Shares and money being withdrawn may be made by the delivery of such certificates, documents of title or other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer including, but not limited to, a Signature Guarantee.

If the deposited Preferred Shares and the money and other property being withdrawn are to be delivered to a person or persons other than the Record holder of the Receipt or Receipts being surrendered for withdrawal of Preferred Shares, such holder shall execute and deliver to the Depositary a written order so directing the Depositary, and the Depositary may require that the Receipt or Receipts surrendered by such holder for withdrawal of such Preferred Shares be properly endorsed in blank or accompanied by a properly executed instrument of transfer or endorsement in blank with a Signature Guarantee.

The Depositary shall deliver the deposited Preferred Shares and the money and other property, if any, represented by the Depositary Shares evidenced by Receipts surrendered for withdrawal at the Corporate Office, except that, at the request, risk and expense of the holder surrendering such Receipt or Receipts and for the account of the holder thereof, such delivery may be made at such other place as may be designated by such holder.

Section 2.11. Limitations on Execution and Delivery, Transfer, Split-up, Combination, Surrender or Exchange of Receipts. As a condition precedent to the execution and delivery, transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Company may require any or all of the following: (a) payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any tax or other governmental charge with respect thereto (including any such tax or charge with respect to the Preferred Shares being deposited or withdrawn) and any other fees and expenses payable pursuant to Sections 3.02 and 5.08; (b) the production of evidence satisfactory to it as to the identity and genuineness of any signature (or the authority of any signature), including a Signature Guarantee; and (c) compliance with such regulations, if any, as the Depositary or the Company may establish consistent with the provisions of this Deposit Agreement or as may be required by any applicable law or securities exchange upon which the deposited Preferred Shares, the Depositary Shares or the Receipts may be listed.

The deposit of Preferred Shares may be refused, the delivery of Receipts against Preferred Shares may be suspended, the transfer of Receipts may be refused, and the transfer, split-up, combination, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of shareholders of the Company is closed or (ii) if any such action is deemed reasonably necessary or advisable by the Depositary, any of the Depositary’s Agents or the Company at any time or from time to time because of any requirement of applicable law or of any government or governmental body or commission, or under any provision of this Deposit Agreement.

Section 2.12. Lost Receipts, etc. In case any Receipt shall be mutilated, destroyed, lost or stolen, the Depositary in its discretion may execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt, or in lieu of and in substitution for such destroyed, lost or stolen Receipt, provided that the holder thereof provides the Depositary with (a) evidence reasonably satisfactory to the Depositary of such destruction, loss or theft of such Receipt, of the authenticity thereof and of such holder’s ownership thereof; (b) reasonable indemnification and the provision of an open penalty surety bond satisfactory to the Depositary and holding the Depositary and the Company harmless; and (c) the payment of any reasonable expense (including reasonable fees, charges and expenses of the Depositary) in connection with such execution and delivery.

Section 2.13. Cancellation and Destruction of Surrendered Receipts. All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized and directed to destroy all Receipts so cancelled.

ARTICLE III

CERTAIN OBLIGATIONS OF HOLDERS OF RECEIPTS AND THE COMPANY

Section 3.01. Filing Proofs; Certificates and Other Information. Any holder of a Receipt may be required from time to time to file such proof of residence or other matters or other information, to execute such certificates and to make such representations and warranties as the Depositary or the Company may reasonably deem necessary or proper or otherwise reasonably request. Subject to applicable law, the Depositary or the Company may withhold the delivery of any Receipt, or delay the registration of transfer or exchange of any Receipt or the withdrawal or conversion of the deposited Preferred Shares represented by the Depositary Shares evidenced by any Receipt, or the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof, until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

Section 3.02. Payment of Fees and Expenses. Holders of Receipts shall be obligated to make payments to the Depositary of certain fees, charges and expenses, as provided in Section 5.07 hereof, or provide evidence reasonably satisfactory to the Depositary that such fees and expenses have been paid. Until such payment is made, registration of transfer of any Receipt or any withdrawal of Preferred Shares and all money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused, any dividend, interest payment or other distribution may be withheld, or any part or all of the Preferred Shares or other property represented by the Depositary Shares evidenced by such Receipt may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder a reasonable number of days prior to such sale), and such dividends, interest payments or other distributions or the proceeds of any such sale may be applied to any payment of such fees, charges or expenses, the holder of such Receipt remaining liable for any deficiency.

Section 3.03. Representation and Warranty as to Preferred Shares. The Company hereby represents and warrants that the Preferred Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable. Such representation and warranty shall survive the deposit of the Preferred Shares and the issuance of the related Receipts.

Section 3.04. Representations and Warranties as to Receipts and Depositary Shares. The Company hereby represents and warrants that the Receipts, when issued, will evidence legal and valid interests in the Depositary Shares and each Depositary Share will represent a legal and valid fractional interest in a deposited Preferred Share. Such representations and warranties shall survive the deposit of the Preferred Shares and the issuance of the related Receipts evidencing the Depositary Shares.

ARTICLE IV

THE PREFERRED STOCK; NOTICES

Section 4.01. Dividends and Other Cash Distributions. Whenever Computershare shall receive any cash dividend or other cash distributions on the deposited Preferred Shares, Computershare shall, subject to Sections 3.01 and 3.02 hereof, distribute to Record holders of Receipts on the Record Date such amounts of such dividend or distribution proceeds as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that, in case the Company or Computershare shall be required by law to withhold and shall withhold from any cash dividend or other cash distribution in respect of the Preferred Shares an amount on account of taxes or as otherwise required by law, regulation or court process, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly. In the event that the calculation of any such cash dividend or other cash distribution to be paid to any Record holder on the aggregate number of Depositary Shares held by such Record holder results in an amount that is a fraction of a cent and that fraction of a cent is equal to or greater than $0.005, the amount Computershare shall distribute to such Record holder shall be rounded up to the next highest whole cent; otherwise, such fractional amount shall be disregarded by Computershare; provided, however, upon Computershare’s request, the Company shall pay the additional amount to Computershare for distribution.

Each holder of a Receipt shall provide to Computershare with its certified tax identification number on a properly completed Form W-8 or W-9, as may be applicable. Each holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended, may require withholding by Computershare of a portion of any of the distributions to be made hereunder.

All funds received by Computershare under this Deposit Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to this Deposit Agreement, Computershare may hold or invest the Funds through such accounts in: (i) obligations of, or guaranteed by, the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively, (iii) money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, or (iv) demand deposit accounts, short term certificates of deposit, bank repurchase agreements or bankers’ acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

Section 4.02. Distributions Other Than Cash. Whenever the Depositary shall receive any distribution other than cash on the deposited Preferred Shares, other than pursuant to Section 2.06 or 2.07 hereof, the Depositary shall, subject to Sections 3.01 and 3.02 hereof, distribute to Record holders of Receipts on the Record Date such amounts of the securities or property received by it as are, as nearly as may be practicable, in proportion to the respective number of Depositary Shares evidenced by the Receipts held by such holders. If, in the opinion of the Depositary after consultation with the Company, such distribution cannot be made proportionately among such Record holders, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes), the Depositary deems, after consultation with the Company, such distribution not to be feasible, the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, in a commercially reasonable manner. The net proceeds of any such sale shall, subject to Sections 3.01, 3.02 and 4.09 hereof, be distributed or made available for distribution, as the case may be, by the Depositary to Record holders of Receipts as provided by Section 4.01 hereof in the case of a distribution received in cash.

Section 4.03. Subscription Rights, Preferences or Privileges. If the Company shall at any time offer or cause to be offered to the persons in whose names deposited Preferred Shares are registered on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, the offering of such rights, preferences or privileges shall in each such instance be communicated to the Depositary and thereafter made available by the Depositary to the Record holders of Receipts in such manner as the Company shall instruct (including by the issue to such Record holders of warrants representing such rights, preferences or privileges); provided, however, that (a) if at the time of issue or offer of any such rights, preferences or privileges, the Company determines upon advice of its legal counsel that it is not lawful or not feasible to make such rights, preferences or privileges available to the holders of Receipts (by the issue of warrants or otherwise) or (b) if and to the extent so instructed by holders of Receipts who do not desire to exercise such rights, preferences or privileges, the Depositary shall then, if so instructed by the Company, and if applicable laws or the terms of such rights, preferences or privileges so permit, sell such rights, preferences or privileges of such holders at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Sections 3.01 and 3.02 hereof, be distributed by the Depositary to the Record holders of Receipts entitled thereto as provided by Section 4.01 hereof in the case of a distribution received in cash.

If registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold, the Company agrees that it will promptly file a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its reasonable best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such a registration statement shall have become effective or unless the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act and the Company shall have provided to the Depositary an opinion of counsel to such effect.

If any other action under the law of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, the Company agrees to use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences, or privileges to enable such holders to exercise such rights, preferences or privileges.

Section 4.04. Notice of Distributions; Fixing of Record Date for Holders of Receipts. Whenever any cash dividend or other cash distributions shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall at any time be offered, with respect to the deposited Preferred Shares, or whenever the Depositary shall receive notice of any meeting at which holders of such Preferred Shares are entitled to vote or of which holders of such Preferred Shares are entitled to notice, or whenever the Company and the Depositary decide it appropriate, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date, if any, fixed by the Company with respect to the Preferred Shares (the “Record Date”)) for the determination of the holders of Receipts (a) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, (b) who shall be entitled to give instructions for the exercise of voting rights at any such meeting, or (c) who shall be entitled to receive notice of such meeting.

Section 4.05. Voting Rights. Upon receipt of notice of any meeting at which the holders of deposited Preferred Shares are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail to the Record holders a notice, which shall be provided by the Company and which shall contain (a) such information as is contained in such notice of meeting,

(b) a statement that the holders of Receipts at the close of business on a specified Record Date will be entitled, subject to any applicable law, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by their respective Depositary Shares (including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Company) and (c) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of a Receipt on such Record Date, the Depositary shall vote or cause to be voted the maximum number of whole Preferred Shares represented by the Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request. The Company hereby agrees to take all reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to vote such Preferred Shares or cause such Preferred Shares to be voted. In the absence of specific instructions from the holder of a Receipt, the Depositary will abstain from voting to the extent of the Preferred Shares represented by the Depositary Shares evidenced by such Receipt. The Depositary shall not be required to exercise discretion in voting any Preferred Shares represented by the Depositary Shares evidenced by such Receipt.

Section 4.06. Changes Affecting Preferred Shares and Reclassifications, Recapitalizations, etc. As provided in the Certificate of Designations, the Depositary shall, upon the receipt of instructions from the Company, (a) make such adjustments in the fraction of an interest represented by one Depositary Share in one Preferred Share as may be required by or as is consistent with the provisions of the Certificate of Designations and (b) subject to the Record holder’s right to convert the holder’s Depositary Shares as provided in Section 2.06 hereof or the exercise by the Company of its conversion option in Section 2.07 hereof, treat any shares of stock or other securities or property (including cash), if any, that shall be received by the Depositary in exchange for or upon conversion of or in respect of the Preferred Shares as new deposited property under this Deposit Agreement, and Receipts then outstanding shall thenceforth represent the proportionate interests of holders thereof in the new deposited property so received in exchange for or upon conversion of or in respect of such Preferred Shares. In any such case, the Depositary may, in its discretion, with the approval of the Company, execute and deliver additional Receipts, or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited property. Anything to the contrary herein notwithstanding, holders of Receipts shall have the right from and after the effective date of the Depositary’s receipt of such property to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Preferred Shares represented thereby only into or for, as the case may be, the kind and amount of shares of stock and other securities and property and cash into which the deposited Preferred Shares evidenced by such Receipts might have been converted or for which such Preferred Shares might have been exchanged or surrendered immediately prior to the effective date of such transaction.

Section 4.07. Delivery of Reports. The Depositary shall furnish to the holders of Receipts any reports and communications received from the Company which are received by the Depositary and which the Company is required to furnish to the holders of Preferred Shares. In addition, the Depositary will make available for inspection by holders of Receipts at the Corporate Office, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Depositary.

Section 4.08. Lists of Receipt Holders. Promptly upon request from time to time by the Company, the Depositary shall furnish to the Company a list, as of a recent date specified by the Company, of the names, addresses and holdings of Depositary Shares of all Record holders of Receipts.

Section 4.09. Tax and Regulatory Compliance. The Depositary, on its own behalf and on behalf of the Company, will comply with all applicable certification, information reporting and withholding (including “backup” withholding) requirements imposed by applicable tax laws, regulations or administrative practice with respect to (a) any payments made with respect to the Depositary Shares or (b) the issuance, delivery, holding, transfer or exercise of rights under the Receipts or the Depositary Shares. Such compliance shall include, without limitation, the preparation and timely filing of required returns and the timely payment of all amounts required to be withheld to the appropriate taxing authority or its designated agent.

The Depositary shall comply with any direction received from the Company with respect to the application of such requirements to particular payments or holders or in other particular circumstances, and may for purposes of this Agreement rely on any such direction in accordance with the provisions of Section 5.03 hereof.

The Depositary shall maintain all appropriate records documenting compliance with such requirements, and shall make such records available on request to the Company or to its authorized representatives.

ARTICLE V

THE DEPOSITARY, THE DEPOSITARY’S AGENTS, THE REGISTRAR AND THE COMPANY

Section 5.01. Maintenance of Offices, Agencies and Transfer Books by the Depositary and the Registrar. The Depositary shall maintain at the Corporate Office facilities for the execution and delivery, registration and registration of transfer, surrender and exchange, split-up, combination and conversion of Receipts and deposit and withdrawal of Preferred Shares and at the offices of the Depositary’s Agents, if any, facilities for the delivery, registration and registration of transfer, surrender and exchange, split-up, combination and conversion of Receipts and deposit and withdrawal of Preferred Shares, all in accordance with the provisions of this Deposit Agreement.

The Depositary shall keep books at the Corporate Office for the registration and transfer of Receipts, which books during normal business hours shall be made available for inspection by the Record holders of Receipts as provided by applicable law; provided that any such holder requesting to exercise such right shall certify to the Depositary that such inspection shall be for a proper purpose reasonably related to such person’s interest as an owner of Depositary Shares evidenced by the Receipts. The Depositary may close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder. The Depositary may maintain such books in customary electronic form.

If the Receipts or the Depositary Shares evidenced thereby or the Preferred Shares represented by such Depositary Shares shall be listed on The NASDAQ Capital Market or any other national stock exchange, the Depositary may, with the approval of the Company, appoint a Registrar other than itself (acceptable to the Company) for registration of such Receipts or Depositary Shares in accordance with the requirements of such exchange. Such Registrar (which may be the Depositary if so permitted by the requirements of such exchange) may be removed and a substitute registrar appointed by the Depositary upon the request or with the approval of the Company. If the Receipts, such Depositary Shares or such Preferred Shares are listed on one or more other stock exchanges, the Depositary will, at the request and expense of the Company, arrange such facilities for the delivery, registration, registration of transfer, surrender, conversion and exchange of such Receipts, such Depositary Shares or such Preferred Shares as may be required by applicable law or applicable stock exchange regulations.

Section 5.02. Prevention or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Company. None of the Depositary, any Depositary’s Agent, any Registrar or the Company shall incur any liability to any holder of any Receipt, if by reason of any provision of any present or future law or regulation thereunder of the United States of America or of any other governmental authority, in the case of the Depositary, the Depositary’s Agent or the Registrar, by reason of any provision, present or future, of the Articles of Incorporation or the Certificate of Designations, or in the case of the Company, the Depositary, the Depositary’s Agent or the Registrar, by reason of any act of God or war or other circumstance beyond the control of the relevant party, the Depositary, any Depositary’s Agent, the Registrar or the Company shall be prevented or forbidden from, or subjected to any penalty on account of, doing or performing any act or thing that the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, any Registrar or the Company incur any liability to any holder of a Receipt (a) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of this Deposit Agreement provide shall or may be done or performed, or (b) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement, except, in case of any such exercise or failure to exercise discretion not caused as aforesaid, if caused by the gross negligence, willful misconduct or bad faith of the party charged with such exercise or failure to exercise, as finally determined by a court of competent jurisdiction, or as otherwise explicitly set forth in this Deposit Agreement.

Section 5.03. Obligations of the Depositary, the Depositary’s Agents, the Registrar and the Company. Each of the Depositary, any Depositary’s Agent and any Registrar shall at all times act in good faith and shall use its best efforts to insure the accuracy of all services performed pursuant to this Agreement. None of the Depositary, any Depositary’s Agent, any Registrar or the Company assumes any obligation or shall be subject to any liability under this Deposit Agreement or any Receipt to holders of Receipts other than for its bad faith, gross negligence or willful misconduct.

None of the Depositary, any Depositary’s Agent, any Registrar or the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to the deposited Preferred Shares, the Depositary Shares or the Receipts that in its reasonable opinion may involve it in expense or liability, unless indemnity reasonably satisfactory to it against all expense and liability be furnished as often as may be reasonably required.

None of the Depositary, any Depositary’s Agent, any Registrar or the Company shall be liable for any action or any failure to act by it in reliance upon the written advice of legal counsel or accountants, or information provided by any person presenting Preferred Shares for deposit, any holder of a Receipt or any other person believed by it in good faith to be competent to give such advice or information. The Depositary, any Depositary’s Agent, any Registrar and the Company may each rely and shall each be protected in acting upon or omitting to act upon any written notice, request, direction or other document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the deposited Preferred Shares or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Depositary. The Depositary undertakes, and any Registrar shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit Agreement, and no implied covenants or obligations shall be read into this Deposit Agreement against the Depositary or any Registrar.

The Depositary, any Depositary’s Agent, and any Registrar may own and deal in any class of securities of the Company and its affiliates and in Receipts or Depositary Shares. The Depositary may also act as transfer agent or registrar of any of the securities of the Company and its affiliates or act in any other capacity for the Company or its affiliates.

The Depositary shall indemnify the Company against any liability which may directly arise out of acts performed or omitted by the Depositary or any Depositary’s Agent due to its or their gross negligence, willful misconduct or bad faith. The obligations of the Depositary set forth in this paragraph shall survive any succession of the Company or termination of this Deposit Agreement.

Notwithstanding anything to the contrary herein, no party to this Agreement shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by breach of any provision of this Agreement even if apprised of the possibility of such damages. Furthermore, the Depositary’s aggregate liability to the Company during any term of this Deposit Agreement with respect to, arising from, or arising in connection with this Deposit Agreement, or from all services provided or omitted to be provided under this Deposit Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Depositary as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Depositary is being sought; provided, however, that such limitation shall not apply to any liability which directly arises out of acts performed or omitted by the Depositary or any Depositary’s Agent due to its or their recklessness, willful misconduct or bad faith.

The Depositary shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Deposit Agreement or of the Receipts, the Depositary Shares or the Preferred Shares nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Depositary shall not be responsible for advancing funds on behalf of the Company and shall have no duty or obligation to make any payments if it has not timely received sufficient funds to make timely payments.

In the event the Depositary believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Depositary hereunder, or in the administration of any of the provisions of this Deposit Agreement, the Depositary shall deem it necessary or desirable that a matter be proved or established prior to taking, omitting or suffering to take any action hereunder, the Depositary may, in its sole discretion upon written notice to the Company, refrain from taking any action and shall be fully protected and shall not be liable in any way to the Company, any holders of Receipts or any other person or entity for refraining from taking such action, unless the Depositary receives written instructions or a certificate signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of the Depositary or which proves or establishes the applicable matter to the satisfaction of the Depositary.

From time to time, the Company may provide the Depositary with instructions concerning the services performed by the Depositary under this Agreement and the Depositary shall be indemnified and held harmless in acting, or refraining from acting, as applicable, in reliance upon such instructions. In addition, at any time, the Depositary may apply to any officer of the Company for instruction, and may consult with legal counsel for the Depositary or the Company with respect to any matter arising in connection with the services to be performed by the Depositary under this Agreement.

Section 5.04. Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary hereunder by notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided. The Depositary may at any time be removed by the Company by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor Depositary hereunder and its acceptance of such appointment as hereinafter provided.

In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor Depositary, which shall be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000. If no successor Depositary shall have been so appointed and accepted appointment within 60 days after delivery of such notice, the resigning or removed Depositary may petition a court of competent jurisdiction to appoint a successor Depositary. Every successor Depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor Depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the deposited Preferred Shares and any moneys or property held hereunder to such successor and shall deliver to such successor a list of the Record holders of all outstanding Receipts and such records, books and other information in its possession relating thereto. Any successor depositary shall promptly mail notice of its appointment to the Record holders.

Any entity into or with which the Depositary may be merged, consolidated or converted shall be the successor of such Depositary without the execution or filing of any document or any further act, and notice thereof shall not be required hereunder. Such successor Depositary may execute the Receipts either in the name of the predecessor Depositary or in the name of the successor Depositary.

Section 5.05. Notices, Reports and Documents. The Company agrees that it will deliver to the Depositary, and the Depositary will, promptly after receipt thereof, transmit to the Record holders of Receipts, in each case at the address recorded in the Depositary’s books, copies of all notices and reports (including, without limitation, financial statements) required by law, by the rules of any national securities exchange upon which the Preferred Shares, the Depositary Shares or the Receipts are listed or by the Articles of Incorporation and the Certificate of Designations to be furnished by the Company to holders of the deposited Preferred Shares and, if requested by the holder of any Receipt, a copy of this Deposit Agreement, the form of Receipt, the Certificate of Designations and the form of Preferred Shares. Such transmission will be at the Company’s expense and the Company will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the Record holders of Receipts at the Company’s expense such other documents as may be requested by the Company.

Section 5.06. Indemnification by the Company. Subject to Section 5.03, the Company shall indemnify the Depositary, any Depositary’s Agent and any Registrar (including each of their officers, directors, agents and employees) against, and hold each of them harmless from, any loss, damage, cost, penalty, liability or expense (including the reasonable costs and expenses of defending itself) which may arise out of acts performed, suffered or omitted to be taken in connection with this Agreement and the Receipts by the Depositary, any Registrar or any of their respective agents (including any Depositary’s Agent) and any transactions or documents contemplated hereby, except for any liability arising out of negligence, willful misconduct or bad faith on the respective parts of any such person or persons. The obligations of the Company set forth in this Section 5.06 shall survive any succession of any Depositary, Registrar or Depositary’s Agent or termination of this Deposit Agreement.

Section 5.07. Fees, Charges and Expenses. No charges and expenses of the Depositary or any Depositary’s Agent hereunder shall be payable by any person, except as provided in this Section 5.07. The Company shall pay all transfer and other taxes and governmental charges arising solely from the existence of this Deposit Agreement. All other transfer and other taxes and governmental changes shall be at the expense of the holders of Depository Shares evidenced by Receipts. The Company shall also pay all reasonable fees and expenses of the Depositary in connection with the initial deposit of the Preferred Shares and the initial issuance of the Depositary Shares evidenced by the Receipts and all withdrawals of the Preferred Shares by holders of Receipts. If a holder of Receipts requests the Depositary to perform duties not required under this Deposit Agreement, the Depositary shall notify such holder of the charges and expenses related to such performance for which the Company is not otherwise liable hereunder, and, if the holder authorizes the Depositary to proceed on that basis, the holder will be liable for those charges and expenses. All other fees and expenses of the Depositary and any Depositary’s Agent hereunder and of any Registrar (including, in each case, fees and expenses of counsel) incident to the performance of their respective obligations hereunder will be promptly paid by the Company pursuant to the terms of the Transfer Agency and Service Agreement (or, if such agreement is no longer in effect, pursuant to such terms as the Company and the Depositary shall agree in good faith, which terms shall be at least as favorable to the Depositary as those contained in such agreement as last in effect). The Depositary shall present its statement for fees and expenses to the Company every month or at such other intervals as the Company and the Depositary may agree.

ARTICLE VI

AMENDMENT AND TERMINATION

Section 6.01. Amendment. The form of the Receipts and any provision of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect that they may deem necessary or desirable; provided, however, that no such amendment (other than any change in the fees of any Depositary, Registrar or Transfer Agent that are payable by the Company) which shall materially and adversely alter the rights of the holders of Receipts shall be effective unless such amendment shall have been approved by the holders of Receipts representing in the aggregate at least two-thirds of the Depositary Shares then outstanding. In no event shall any amendment impair the right, subject to the provisions of Section 2.11 and Section 2.12 and Article III hereof, of any holder of any Depositary Shares to surrender the Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the deposited Preferred Shares and all money and other property if any, represented thereby, except in order to comply with mandatory provisions of applicable law. Every holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by this Deposit Agreement as amended thereby. As a condition precedent to the Depositary’s execution of any amendment, the Company shall deliver to the Depositary a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 6.01.

Section 6.02. Termination. This Deposit Agreement may be terminated by the Company or the Depositary if (a) all of the outstanding Depositary Shares shall have been converted pursuant to Section 2.06 or 2.07 hereof, or (b) there shall have been made a final distribution in respect of the deposited Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Receipts entitled thereto in accordance with Sections 4.01 and 4.02 hereof.

Upon the termination of this Deposit Agreement, (i) the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, any Depositary’s Agent and any Registrar under Section 5.06 and Section 5.07 hereof, (ii) the Depositary shall be discharged from all obligations under this Deposit Agreement except as provided in the sixth paragraph of Section 5.03 hereof, and (iii) the Depositary shall retain all rights under this Deposit Agreement as indicated in Sections 5.03, 5.06 and 5.07 hereof, which rights will survive the resignation or removal of the Depositary, or the termination of this Deposit Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Counterparts. This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Deposit Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Deposit Agreement. Copies of this Deposit Agreement shall be filed with the Depositary and the Depositary’s Agents and shall be open to inspection during business hours at the Corporate Office and the respective offices of the Depositary’s Agents, if any, by any holder of a Receipt.

Section 7.02. Exclusive Benefits of Parties. Subject to Section 7.06 hereof, this Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

Section 7.03. Invalidity of Provisions. In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

Section 7.04. Notices. Any and all notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by facsimile transmission or electronic mail confirmed by letter, addressed to the Company at:

SB Financial Group, Inc.
401 Clinton Street
Defiance, Ohio 43512
Attention:	Mark A. Klein
Telephone:	(419) 783-8950
Facsimile:	(419) 782-6393
Email:	Mark.Klein@yourstatebank.com

or at any other address of which the Company shall have notified the Depositary in writing.

Any and all notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by facsimile transmission or electronic mail confirmed by letter, addressed to the Depositary at:

Computershare Inc. and
Computershare Trust Company, N.A.
Attention:	Michael J. Lang, Senior Vice President
Telephone:	(440) 239-7350
Facsimile:	(440) 239-7355
Email:	Michael.Lang@Computershare.com

or at any other address of which the Depositary shall have notified the Company in writing.

Any and all notices to be given to any Record holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by facsimile transmission or electronic mail confirmed by letter, addressed to such Record holder at the address of such Record holder as it appears on the books of the Registrar, or if such holder shall have filed with the Depositary in a timely manner a written request that notices intended for such holder be mailed to some other address, at the address designated in such request.

Delivery of a notice sent by mail, or by facsimile transmission or electronic mail, shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile or electronic mail message) is deposited, postage prepaid, in a post office letter box. The Depositary or the Company may, however, act upon any facsimile or electronic message received by it from the other or from any holder of a Receipt, notwithstanding that such facsimile or electronic mail message shall not subsequently be confirmed by letter as aforesaid.

Section 7.05. Depositary’s Agents. The Depositary may from time to time appoint Depositary’s Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will promptly notify the Company of any such action.

Section 7.06. Holders of Receipts Are Parties. The holders of Receipts from time to time shall be deemed to be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof.

Section 7.07. Governing Law. This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the law of the State of New York applicable to agreements made and to be performed in said State.

Section 7.08. Inspection of Certificate of Designations. A copy of the Certificate of Designations shall be filed with the Depositary and the Depositary’s Agents and shall be open to inspection during normal business hours at the Corporate Office and the respective offices of the Depositary’s Agents, if any, by any holder of any Receipt.

Section 7.09. Conflicts with Certificate of Designations. This Deposit Agreement shall be further subject to the terms and conditions of the Certificate of Designations. In the event of any conflict between the provisions of this Deposit Agreement and the provisions of the Certificate of Designations, the provisions of the Certificate of Designations will govern and the Company will instruct the Depositary accordingly.

Section 7.10. Headings. The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

[Signatures begin on next page]

IN WITNESS WHEREOF, SB Financial Group, Inc., Computershare Inc. and Computershare Trust Company, N.A. have caused this Deposit Agreement to be duly executed on their behalf as of the day and year first above set forth, and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

SB FINANCIAL GROUP, INC.

By:	/s/ Mark A. Klein
Name:	Mark A. Klein
Title:	President and Chief Executive Officer

COMPUTERSHARE INC.

By:	/s/ Dennis Moccia
Name:	Dennis Moccia
Title:	Manager, Contracts Administration

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis Moccia
Name:	Dennis Moccia
Title:	Manager, Contracts Administration

Exhibit A

[FORM OF RECEIPT]

See attached.

A-1

Exhibit B

[FORM OF NOTICE OF CONVERSION]

(To be executed by the registered holder in order to

convert Depositary Shares)

The undersigned hereby irrevocably elects to convert (the “Conversion”’)                  Depositary Shares into common shares, each without par value (“Common Shares”), of SB Financial Group, Inc., an Ohio corporation (the “Corporation”), in accordance with the terms and conditions of the Certificate of Amendment to the Articles of Incorporation of the Corporation establishing the terms of the 6.50% Noncumulative Convertible Perpetual Preferred Shares, Series A (the “Series A Preferred Shares”), as of the date written below, and in accordance with the Deposit Agreement, dated as of November 6, 2014, among the Corporation, the Depositary named therein and the holders from time to time of the Depositary Receipts issued thereunder. If Common Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith payment of all applicable taxes or evidence that such taxes have been paid. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Depositary Receipt representing the Depositary Shares to be converted is attached hereto (or evidence of loss, theft or destruction thereof).(1)

Date of Conversion:

Number of Depositary Shares to be Converted:

Number of Common Shares to be Issued:

Signature:

Name:

Address:(2)

Fax No:

(1)	The Corporation is not required to issue Common Shares until the original physical certificates, if any, representing the Series A Preferred Shares (or evidence of loss, theft or destruction thereof and indemnity reasonably satisfactory to the Corporation and the Transfer Agent) to be converted are received by the Corporation or the Transfer Agent from the Depositary and the original Depositary Receipts, if any, representing the Depositary Shares (or evidence of loss, theft or destruction thereof and indemnity reasonably satisfactory to the Corporation) to be converted are received by the Depositary.
(2)	Address where Common Shares and any other payments or certificates shall be sent by the Depositary.

B-1